EXHIBIT 99





JASPER, INDIANA, JULY 29, 1999         GERMAN AMERICAN BANCORP ANNOUNCES STOCK
                                       REPURCHASE PROGRAM, QUARTERLY CASH
                                       DIVIDEND, AND SECOND QUARTER EARNINGS


German American Bancorp announced today that its Board of Directors has approved a stock repurchase program for up to 425,000 of the outstanding Common Shares of the Company, representing nearly five percent of its outstanding shares. Shares may be purchased from time to time in the open market and in large block privately negotiated transactions. The Company intends to commence bidding for shares on August 2, 1999 and to conclude bids and purchases (even if not all shares authorized under the program have been repurchased) by December 14, 1999.

Mark A. Schroeder, President and Chief Executive Officer of the Company, said, "We believe that the repurchase of our shares represents an excellent investment for the Company. Our strong earnings in recent years and the resulting growth in retained earnings have produced capital in excess of our requirements. Through stock repurchases, German American will be able to achieve a more effective capital position. Based on our current share market price, interest rates earned on the Company's excess capital and the Company's level of earnings per share, the Company's prospective earnings per share should also increase to the extent our number of shares outstanding is materially reduced by this program. We view the systematic repurchase of shares as an investment in our future."

The Company intends to use the repurchased shares principally to fund the Company's 5% annual stock dividend that has been paid in December of each year since 1995, if and when such future dividends are declared and issued. The Company may also use the repurchased shares for the Company's stock option, stock purchase, and dividend reinvestment plans and for general corporate purposes.

In other action, the Board of Directors also declared the Company's regular second quarter cash dividend of $0.13 per share. The dividend will be paid on or before August 20, 1999 to shareholders of record as of August 10, 1999.

The Company again achieved a record level of earnings and assets in 1999 following similar record results posted for the same periods in 1998. Net income for the six months ended June 30, 1999 was $4,506,000 or $0.51 per share, while total assets grew to $931 million. Net income for the second quarter of 1999 was also a record, at $2,283,000 or $0.26 per share.


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Loans  outstanding  at June 30, 1999 were up 7.5% from one year ago, and grew an annualized 12% from the first quarter of 1999. Net revenue (the sum of net interest income and total noninterest income) for the year to date ended June 30, 1999 increased by $1.4 million or 8.2% to $9,562,000 from the same period in 1998. The Company's full-service insurance operation, which includes three acquisitions in 1999, contributed significantly to a 34% increase in year to date non-interest income, compared to 1998 results. The Company also continued its historic focus on operating control. Consolidated year to date net overhead was 1.94% of average assets and its banking operations maintained its efficiency ratio at 59%.

German American Bancorp operates 5 affiliate community banks with 25 banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, and Spencer. The Company's lines of business also include mortgage banking, title insurance, and a full range of personal and corporate property and casualty insurance products. German American Bancorp is based in Jasper, Indiana and is traded on NASDAQ's National Market System under the symbol GABC. The Company currently has approximately 8.8 million shares outstanding. Its stock closed at $17.75 per share on July 28, 1999.

This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. With regard to such statements, a variety of factors could cause the Company's actual results to differ from those described herein, including general and local economic conditions, interest rate changes, risks associated with acquisitions, credit risks, regulatory risks and competition.